Inuvo Reports Third Quarter 2018 Results

Conference Call Scheduled Today at 4:30 p.m. ET to Discuss Recently Announced Agreement to be Acquired by ConversionPoint Technologies

LITTLE ROCK, AR, November 7, 2018 -- Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence (AI) technology for brands and agencies, reported financial results for the third quarter and nine months ended September 30, 2018.

Recent Event
On November 2, 2018, Inuvo entered into a definitive agreement to be acquired by ConversionPoint Technologies, Inc., a privately-held eCommerce technology company. For more details regarding the proposed acquisition, please see our press release, “Inuvo Signs Definitive Agreement to be Acquired by ConversionPoint Technologies,” and our Form 8-K, dated November 1, 2018 (and filed with the SEC on November 5, 2018).

Management Commentary
“This past Monday marked one of the most important days in Inuvo’s history, as we announced a transformative definitive agreement to be acquired by ConversionPoint Technologies,” said Rich Howe, chairman and CEO of Inuvo. “ConversionPoint specializes in delivering world-class eCommerce technology solutions to leading global brands and retailers. Leveraging Inuvo’s IntentKey technology, the combined company expects to bring to market a truly unique, AI-powered platform that provides retailers and brands with unprecedented insights into their customers’ shopping behaviors, driving stronger ROI and online sales.

“Since launching our next-gen AI-powered IntentKey solution last year, we have been actively searching for a partner like ConversionPoint that has the right platform to maximize the value and commercial potential of our technology. Given ConversionPoint’s growing client list of major global brands and Fortune 500 retail partners, as well as their robust eCommerce offering, we have already identified several near-term cross-sell opportunities to accelerate revenue growth and drive margin expansion.

"The timing of the potential business combination is also relevant. As discussed over the last year, we have been shifting our focus from the supply, or publisher, side of our business in an effort to drive growth in our higher-margin demand, or advertiser, business with the IntentKey. During the third quarter, this supply side decreased at a rate faster than we anticipated due to our reallocation of resources, which negatively impacted our top and bottom line.

“Despite the impact from our de-emphasized business, the revenue mix change led to an improvement in gross margin to 63.1%. We have also continued to gain momentum from the IntentKey with several recent new client wins, including a top insurer, a global audio brand and a leading online loan marketplace, among others. We plan to build off this base leading into the close of the acquisition, where ConversionPoint is expected to bring a number of near-term upsell opportunities to many of their existing eCommerce clients.”

Third Quarter 2018 Summary versus Same Year-Ago Quarter (where applicable):

•	Revenue was $16.8 million compared to $20.3 million.

•	Gross margin increased to 63.1%, up from 52.5%.

•	Net loss totaled $1.4 million or $(0.04) per share compared to a net loss of $1.0 million or $(0.03) per share.

•	Adjusted EBITDA loss (a non-GAAP financial measure) totaled $386 thousand.

•	Cash balance at September 30, 2018 was $4.2 million with $4.8 million of debt.
Nine Month 2018 Summary versus Same Year-Ago Period (where applicable):

•	Revenue was $56.3 million compared to $55.8 million.

•	Gross margin increased to 61.0% compared to 54.9%.

•	Net loss was $3.7 million or $(0.12) per share, compared to a net loss of $4.1 million or $(0.14) per share.

•	Adjusted EBITDA loss (a non-GAAP financial measure) totaled $195 thousand.

For complete third quarter results, please see the company’s quarterly report on Form 10-Q that was filed on November 7, 2018.

Conference Call Information
Inuvo and ConversionPoint management will hold a conference call today (November 7, 2018) at 4:30 p.m. Eastern Standard time (1:30 p.m. Pacific Standard time) to discuss the third quarter results, acquisition, and go-forward plans.

Domestic Dial-in number: 1-800-289-0438
International Dial-in number: 1-323-794-2423
Conference ID: 3216388
Webcast: http://public.viavid.com/index.php?id=132191

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 949-574-3860.

A telephone replay will be available through November 21, 2018. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 3216388 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE American: INUV) is a market leader in intelligent advertising, aligning brands with appropriate content and consumer intent. The artificial intelligence within our patented IntentKey™ leverages contextually-based machine learning that mirrors the manner in which the human brain can instantly associate ideas, emotions, places, people and objects. Inuvo harnesses this power by delivering high performing campaigns reaching audiences that would typically be missed. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Cautionary Statement Regarding Forward-Looking Statements
Statements contained in this communication that refer to Inuvo’s estimated or anticipated future results, including estimated synergies, or other non-historical communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “goal,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the acquisition of Inuvo by ConversionPoint Technologies, including future financial and operating results, Inuvo’s or ConversionPoint Technologies’ plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Inuvo’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Inuvo’s current expectations depending upon a number of factors affecting Inuvo’s business, ConversionPoint Technologies’ business and risks associated with acquisition transactions generally. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful closing of, the merger transaction; subsequent integration of the merger transaction and the ability to recognize the anticipated synergies and benefits of the merger transaction; the ability of ConversionPoint Holdings to obtain the required $36 million in financing upon commercially reasonable terms, including risks that the financing values the equity of ConversionPoint Holdings less than the estimates of equity valuation set forth herein; the ability to obtain the requisite Inuvo and ConversionPoint Technologies stockholder approvals; the risk that a condition to closing of the merger transaction may not be satisfied on a timely basis or at all; the failure of the proposed merger transaction to close for any other reason; risks relating to the value of the ConversionPoint Holdings shares to be issued in the transaction; risks relating to the ability of ConversionPoint Holdings to list its shares on The NASDAQ Capital Market and The Toronto Stock

Exchange; the anticipated size of the markets and continued demand for Inuvo’s and ConversionPoint Technologies’ products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ecommerce industry; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; changes in generally accepted accounting principles; costs and efforts to defend or enforce intellectual property rights; the loss of key senior management or staff; and such other risks and uncertainties detailed in Inuvo’s periodic public filings with the Securities and Exchange Commission, including but not limited to Inuvo’s “Risk Factors” section contained in Inuvo’s Annual Report on Rom 10-K for the year ended December 31, 2017, and Form 10-Q filed with the Securities and Exchange Commission on November 7, 2018 and from time to time in Inuvo’s other investor communications. Except as expressly required by law, Inuvo disclaims any intent or obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this press release.

Important Information for Investors and Stockholders
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed acquisition of Inuvo by ConversionPoint Technologies, Inc., ConversionPoint Holdings will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a joint proxy statement of ConversionPoint Technologies, Inc. and Inuvo that also constitutes a prospectus of ConversionPoint Technologies. The definitive joint proxy statement/prospectus will be delivered to the stockholders of ConversionPoint Technologies, Inc. and Inuvo. INVESTORS AND SECURITY HOLDERS OF CONVERSIONPOINT TECHNOLOGIES, INC. AND INUVO ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive joint proxy statement/prospectus (when available) and other documents filed with the Securities and Exchange Commission by ConversionPoint Holdings through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the documents filed with the Securities and Exchange Commission by ConversionPoint Holdings will be available free of charge by contacting Wally Ruiz, Chief Financial Officer, Inuvo, Inc., 500 President Clinton Ave., Suite 300, Little Rock, AR 72201, telephone: (501) 205-8397, or Andre Peschong, Chief Strategy Officer, ConversionPoint Technologies, Inc. (andre@conversionpoint.com).
Participants in the Merger Solicitation
ConversionPoint Technologies, Inuvo, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the Securities and Exchange Commission, be deemed participants in the solicitation of the ConversionPoint Technologies and Inuvo stockholders in connection with the proposed acquisition will be set forth in the joint proxy statement/prospectus when it is filed with the Securities and Exchange Commission. Information about the directors and executive officers of Inuvo is set forth in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on May 4, 2018. Information about the executive officers of ConversionPoint Technologies is set forth in www.conversionpoint.com. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus filed with the above-

referenced registration statement on Form S-4 and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Net revenue	$16,806,170	$20,311,502	$56,315,006	$55,798,545
Cost of revenue	6,196,057	9,649,295	21,965,955	25,161,761
Gross profit	10,610,113	10,662,207	34,349,051	30,636,784
Operating expenses
Marketing costs (traffic acquisition costs or TAC)	8,285,465	7,161,905	25,025,922	21,122,489
Compensation	1,806,111	2,363,901	6,749,280	7,053,308
Selling, general and administrative	1,859,020	2,025,254	5,968,233	6,308,552
Total operating expenses	11,950,596	11,551,060	37,743,435	34,484,349
Operating loss	(1,340,483)	(888,853)	(3,394,384)	(3,847,565)
Interest expense, net	(101,167)	(97,318)	(296,612)	(212,922)
Loss from continuing operations before taxes	(1,441,650)	(986,171)	(3,690,996)	(4,060,487)
Income tax benefit	-	-	8,625	-
Net loss from continuing operations	(1,441,650)	(986,171)	(3,682,371)	(4,060,487)
Net loss from discontinued operations	-	-	-	(1,109)
Net loss	(1,441,650)	(986,171)	(3,682,371)	(4,061,596)
Earnings per share, basic and diluted
From continuing operations	($0.040)	($0.030)	($0.120)	($0.140)
From discontinued operations	-	-	-	-
Net loss	($0.040)	($0.030)	($0.120)	($0.140)
Weighted average shares outstanding
Basic	32,316,988	28,553,055	30,540,796	28,030,902
Diluted	32,316,988	28,553,055	30,540,796	28,030,902

Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
	2018	2017	2018	2017
	($1,441,650)	($986,172)	($3,690,996)	($4,060,487)
Company Contact:	101,167	97,318	296,612	212,922
Inuvo, Inc. Wally Ruiz Chief Financial Officer 501-205-8397 wallace.ruiz@inuvo.com	457,272	406,014	1,343,247	1,077,143
	337,626	398,616	1,028,711	1,162,354
	-	-	-	996,467
Investor Relations Contact:
Liolios
Matt Glover or Sean Mansouri, CFA
949-574-3860
INUV@liolios.com